Exhibit 99.1
Contacts:
Investors
Ana Schrank
ana.schrank@McKesson.com
415-983-7153
Media
Kris Fortner
kris.fortner@McKesson.com
415-983-8352
McKesson Completes Acquisition of US Oncology
Organization provides industry-leading offerings for community oncology
SAN FRANCISCO, December 30, 2010 — McKesson Corporation (NYSE: MCK), a leading healthcare services and information technology company, today announced that it has completed its acquisition of US Oncology, a leading integrated oncology company that serves one of the nation’s largest networks of community-based oncologists.
With the completion of the acquisition, initially announced on November 1, McKesson now delivers one of the most comprehensive sets of oncology practice-management offerings in the country to help strengthen the financial performance of community oncologists, advance the science of cancer care and provide the highest quality care for patients.
“Today marks a significant milestone in our vision for advancing the success of community oncology,” said John H. Hammergren, chairman and chief executive officer, McKesson Corporation. “We are pleased to welcome US Oncology’s customers and employees to McKesson. The unified organization will provide oncology practices with access to a robust suite of business, clinical and supply-chain solutions that will help enhance the health and vitality of community-based oncology and improve the quality and cost-effectiveness of patient care.”
McKesson now offers community oncologists one of the industry’s broadest arrays of technology, pharmaceutical distribution, reimbursement, research and clinical services, as well as the continued flexibility to select the business-relationship model that best meets their needs. Oncologists will have the option of selecting from a wide range of products and services, such as specialty distribution or inventory-management solutions, or choosing to become a comprehensive strategic alliance (CSA) customer, which provides technology, practice-management services, and other resources and expertise designed to help community oncologists achieve long-term success.
The combined business will be led by Bruce Broussard, chief executive officer of US Oncology, and will be headquartered in The Woodlands, Texas, with continuing operations in the San Francisco Bay Area and other locations throughout the country. Broussard reports to Paul Julian, executive vice president and group president, McKesson Corporation.

The total transaction, including the assumption or repayment of the outstanding debt of US Oncology and its subsidiaries, was valued at approximately $2.2 billion. The cash consideration paid by McKesson at the merger closing was approximately $415 million. Immediately prior to the closing, US Oncology Holdings, Inc. called all of its outstanding Senior Unsecured Floating Rate Toggle Notes due 2012 for redemption, and US Oncology, Inc. called all of its outstanding 9.125% Senior Secured Notes due 2017 and 10.75% Senior Subordinated Notes due 2014 for redemption, which is expected to occur on January 31, 2011 for the Senior Unsecured Floating Rate Toggle Notes, February 16, 2011 for the 9.125% Senior Secured Notes and February 17, 2011 for the 10.75% Senior Subordinated Notes. The aggregate redemption payment for the notes is estimated to be approximately $1.79 billion, including the principal amounts, accrued and unpaid interest, and associated redemption premiums. However, the exact amount of the redemption premium to be paid with respect to the 9.125% Senior Secured Notes will not be known until shortly before the redemption date for such notes. The redemption of notes by US Oncology will be funded by McKesson from cash and, if necessary, borrowings by McKesson under its one-year unsecured senior bridge term loan agreement.
About McKesson
McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. Over the course of its 177-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payers; hospital and retail pharmacy automation; and services for manufacturers and payers designed to improve outcomes for patients. For more information, visit www.mckesson.com.